Lightpath Technologies, Inc. 10-K

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

LightPath Technologies, Inc.

Orlando, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S8 (Nos. 333-23515, 333-23511, 333-41705, 333-92017, 333-121389, 333-121385, 333-96083, 333-50976, 333-50974, 333-155044, 333-188482, 333-201871 and 333-201872) and Form S-3 (Nos. 333-113814, 333-37443, 333-39641, 333-47905, 333-86185, 333-93179, 333-94303, 333-31014, 333-37622, 333-47992, 333-51474, 333-75528, 333-127053, 333-133772, 333-146550, 333-153743, 333-159603, 333-162342, 333-163416, 333-166633 and 333-182240) of LightPath Technologies, Inc. of our report dated September 4, 2014, relating to the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form Form 10-K.

Cross, Fernandez & Riley, LLP

Orlando, Florida

September 4, 2014